EXHIBIT 99.1

For Immediate Release

AAM Reports Second Quarter 2016 Financial Results

Net income increases 21% on a year-over-year basis to $71.0 million or $0.90 per share

DETROIT, July 29, 2016 -- American Axle & Manufacturing Holdings, Inc. (AAM), (NYSE: AXL) today reported its financial results for the second quarter of 2016 and updated its full year 2016 outlook.
Second Quarter 2016 Results

•	Sales of $1.025 billion

•	Gross profit of $191.4 million, or 18.7% of sales

•	Net income of $71.0 million, or $0.90 per share

•
Adjusted EBITDA (earnings before interest expense, income taxes, depreciation and amortization, excluding the impact of a $1.0 million investment gain related to the final distribution of the Reserve Yield Plus Fund) of $164.8 million, or 16.1% of sales

•	Net cash provided by operating activities of $157.3 million

•	Free cash flow (net cash provided by operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment and government grants) of $105.0 million

AAM’s net income in the second quarter of 2016 was $71.0 million, or $0.90 per share, as compared to net income of $58.6 million, or $0.75 per share, in the second quarter of 2015. In the second quarter of 2016, AAM's results reflect the impact of a $1.0 million investment gain related to the final distribution of the Reserve Yield Plus Fund.

AAM's net income in the first half of 2016 increased to $132.1 million, or $1.68 per share, as compared to net income of $111.8 million, or $1.43 per share, in the first half of 2015.

“AAM’s second quarter results were highlighted by record quarterly sales and gross profit. As a result of our strong operational and financial performance in the first half of 2016, we are increasing our full year profitability and free cash flow targets for 2016,” said AAM’s Chairman & Chief Executive Officer, David C. Dauch. “AAM continues to earn new business featuring our latest innovative driveline solutions and expects customer demand for our advanced technologies to fuel greater business diversification and profitable growth.”

AAM's sales in the second quarter of 2016 increased to $1.025 billion as compared to $1.004 billion in the second quarter of 2015. Non-GM sales were $333.9 million in the second quarter of 2016 as compared to $343.1 million in the second quarter of 2015.

AAM's net sales in the first half of 2016 were $1.995 billion as compared to $1.973 billion in the first half of 2015. Non-GM sales in the first half of 2016 were $657.1 million as compared to $672.0 million in the first half of 2015.

AAM's content-per-vehicle is measured by the dollar value of its product sales supporting our customers’ North American light truck and SUV programs. In the second quarter of 2016, AAM’s content-per-vehicle was $1,609 as compared to $1,637 in the second quarter of 2015.

AAM’s gross profit in the second quarter of 2016 increased to $191.4 million, or 18.7% of sales, as compared to $164.5 million, or 16.4% of sales, in the second quarter of 2015.

AAM's gross profit for the first half of 2016 was $365.4 million as compared to $317.3 million in the first half of 2015. Gross margin was 18.3% in the first half of 2016 as compared to 16.1% in the first half of 2015.

AAM’s SG&A spending in the second quarter of 2016 was $79.9 million, or 7.8% of sales, as compared to $70.6 million, or 7.0% of sales, in the second quarter of 2015. AAM's R&D spending in the second quarter of 2016 was $35.1 million as compared to $29.5 million in the second quarter of 2015.

In the first half of 2016, AAM's SG&A spending was $155.5 million, or 7.8%, of sales as compared to $139.1 million, or 7.1%, in the first half of 2015. AAM's R&D spending in the first half of 2016 was $66.0 million as compared to $56.8 million in the first half of 2015.

AAM defines EBITDA to be earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding the impact of an investment gain related to the final distribution of the Reserve Yield Plus Fund. In the second quarter of 2016, AAM’s Adjusted EBITDA increased to $164.8 million, or 16.1% of sales, as compared to $146.9 million, or 14.6% of sales, in the second quarter of 2015. In the first half of 2016, AAM's Adjusted EBITDA increased to $314.6 million, or 15.8% of sales, as compared to $284.4 million, or 14.4% of sales, in the first half of 2015.

AAM defines free cash flow to be net cash provided by operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment and government grants. Net cash provided by operating activities for the second quarter of 2016 was $157.3 million. Capital spending, net of proceeds from the sale of property, plant and equipment and government grants, for the second quarter of 2016 was $52.3 million. Reflecting the impact of this activity, AAM generated free cash flow of $105.0 million for the second quarter of 2016.

Share Repurchase Program
AAM began its share repurchase program in the second quarter of 2016, in which we repurchased 100,000 shares at an average price of $15.02. As of June 30, 2016, there was approximately $98.5 million remaining for future repurchases under the program, which expires on December 31, 2018.

AAM's Full Year 2016 Outlook
AAM has updated its full year 2016 outlook:

•
AAM is targeting sales of $4.0 billion in 2016. This sales projection is based on the anticipated launch schedule of programs in AAM's new and incremental business backlog and the assumption that the U.S. Seasonally Adjusted Annual Rate of sales ("SAAR") is approximately 17.5 million light vehicle units in 2016.

•	AAM is targeting an Adjusted EBITDA margin in the range of 15.0% to 15.5% in 2016.

•	AAM is targeting free cash flow in the range of $140 million to $160 million in 2016.

•	AAM is targeting full year capital spending of approximately 6% of sales in 2016.

Second Quarter 2016 Conference Call
A conference call to review AAM’s second quarter 2016 results is scheduled today at 10:00 AM ET. Interested participants may listen to the live conference call by logging onto AAM's investor web site at investor.aam.com or calling (855) 681-2072 from the United States or (973) 200-3383 from outside the United States. A replay will be available from 1:00 p.m. ET on July 29 until 11:59 p.m. ET August 5 by dialing (855) 859-2056 from the United States or (404) 537-3406 from outside the United States. When prompted, callers should enter conference reservation number 87956019.

Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with Securities and Exchange Commission rules and is included in the attached supplemental data.

Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.

AAM is a world leader in the manufacturing, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems, electric drive systems and metal-formed products for light trucks, sport utility vehicles, passenger cars, crossover vehicles and commercial vehicles. In addition to locations in the United States (Michigan, Ohio, and Indiana), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, Scotland, South Korea, Sweden and Thailand.

Cautionary Statements
In this earnings release, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and relate to trends and events that may affect our future financial position and operating results. The terms such as “will,” “may,” “could,” “would,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “project,” "target," and similar words or expressions, as well as statements in future tense, are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and may differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: reduced purchases of our products by General Motors Company (GM), FCA US LLC (FCA), or other customers; reduced demand for our customers' products (particularly light trucks and sport utility vehicles (SUVs) produced by GM and FCA); our ability to develop and produce new products that reflect market demand; lower-than-anticipated market acceptance of new or existing products; our ability to respond to changes in technology, increased competition or pricing pressures; our ability to attract new customers and programs for new products; our ability to achieve the level of cost reductions required to sustain global cost competitiveness; supply shortages or price increases in raw materials, utilities or other operating supplies for us or our customers as a result of natural disasters or otherwise; liabilities arising from warranty claims, product recall or field actions, product liability and legal proceedings to which we are or may become a party, or the impact of product recall or field actions on our customers; our ability or our customers' and suppliers' ability to successfully launch new product programs on a timely basis; our ability to realize the expected revenues from our new and incremental business backlog; risks inherent in our international operations (including adverse changes in political stability, taxes and other law changes, potential disruptions of production and supply, and currency rate fluctuations, including those resulting from the United Kingdom's vote to exit the European Union); negative or unexpected tax consequences; our ability to consummate and integrate acquisitions and joint ventures; global economic conditions; our ability to maintain satisfactory labor relations and avoid work stoppages; our suppliers', our customers' and their suppliers' ability to maintain satisfactory labor relations and avoid work stoppages; price volatility in, or reduced availability of, fuel; our ability to protect our intellectual property and successfully defend against assertions made against us; our ability to successfully implement upgrades to our enterprise resource planning systems; our ability to attract and retain key associates; availability of financing for working capital, capital expenditures, research and development (R&D) or other general corporate purposes including acquisitions, as well as our ability to comply with financial covenants; our customers' and suppliers' availability of financing for working capital, capital expenditures, R&D or other general corporate purposes; changes in liabilities arising from pension and other postretirement benefit obligations; risks of noncompliance with environmental laws and regulations or risks of environmental issues that could result in unforeseen costs at our facilities; adverse changes in laws, government regulations or market conditions affecting our products or our customers' products (such as the Corporate Average Fuel Economy (CAFE) regulations); our ability or our customers' and suppliers' ability to comply with the Dodd-Frank Act and other regulatory requirements and the potential costs of such compliance; and other unanticipated events and conditions that may hinder our ability to compete. It is not possible to foresee or identify all such factors and we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.

# # #

For more information:
Investor Contact
Jason P. Parsons
Director, Investor Relations
(313) 758-2404
jason.parsons@aam.com

Media Contact
Christopher M. Son
Director, Marketing & Communications
(313) 758-4814
chris.son@aam.com

Or visit the AAM website at www.aam.com.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(in millions, except per share data)		(in millions, except per share data)

Net sales	$1,025.4	$1,004.0	$1,994.6	$1,973.1

Cost of goods sold	834.0	839.5	1,629.2	1,655.8

Gross profit	191.4	164.5	365.4	317.3

Selling, general and administrative expenses	79.9	70.6	155.5	139.1

Operating income	111.5	93.9	209.9	178.2

Interest expense	(23.4)	(24.8)	(47.0)	(49.9)

Investment income	1.5	0.6	2.1	1.4

Other income, net	2.1	1.8	3.1	4.2

Income before income taxes	91.7	71.5	168.1	133.9

Income tax expense	20.7	12.9	36.0	22.1

Net income	$71.0	$58.6	$132.1	$111.8

Diluted earnings per share	$0.90	$0.75	$1.68	$1.43

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(in millions)		(in millions)

Net income	$71.0	$58.6	$132.1	$111.8

Other comprehensive income (loss)
Defined benefit plans, net of tax (a)	0.5	0.9	4.7	4.8
Foreign currency translation adjustments	0.8	3.0	15.8	(28.5)
Changes in cash flow hedges	(5.7)	(1.2)	(2.3)	(1.7)
Other comprehensive income (loss)	(4.4)	2.7	18.2	(25.4)

Comprehensive income	$66.6	$61.3	$150.3	$86.4

________________________________________

(a)
Amounts are net of tax of $(0.4) million and $(2.7) million for the three and six months ended June 30, 2016, respectively, and $(0.4) million and $(2.4) million for the three and six months ended June 30, 2015, respectively.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2016	December 31, 2015
	(in millions)
ASSETS
Current Assets
Cash and cash equivalents	$388.4	$282.5
Accounts receivable, net	641.7	539.1
Inventories, net	226.9	230.5
Prepaid expenses and other	77.4	72.1
Total current assets	1,334.4	1,124.2

Property, plant and equipment, net	1,080.7	1,046.2
Deferred income taxes	352.2	373.6
Goodwill	154.4	154.4
GM postretirement cost sharing asset	238.2	243.2
Other assets and deferred charges	272.8	261.1
Total assets	$3,432.7	$3,202.7

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current portion of long-term debt	$3.4	$3.3
Accounts payable	503.8	412.7
Accrued compensation and benefits	113.0	128.0
Deferred revenue	24.1	22.9
Accrued expenses and other	107.6	132.3
Total current liabilities	751.9	699.2

Long-term debt, net	1,403.3	1,375.7
Deferred revenue	57.1	65.7
Postretirement benefits and other long-term liabilities	763.0	760.6
Total liabilities	2,975.3	2,901.2

Total stockholders’ equity	457.4	301.5
Total liabilities and stockholders' equity	$3,432.7	$3,202.7

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(in millions)		(in millions)
Operating Activities
Net income	$71.0	$58.6	$132.1	$111.8
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	50.7	50.6	100.5	100.6
Other	35.6	38.7	(49.1)	(58.1)
Net cash provided by operating activities	157.3	147.9	183.5	154.3

Investing Activities
Purchases of property, plant and equipment	(55.1)	(47.8)	(105.7)	(91.4)
Proceeds from sale of property, plant and equipment	—	—	0.6	0.1
Proceeds from government grants	2.8	—	2.8	—
Final distribution of the Reserve Yield Plus Fund	1.0	—	1.0	—
Net cash used in investing activities	(51.3)	(47.8)	(101.3)	(91.3)

Financing Activities
Net debt activity	21.2	(3.2)	25.8	(4.4)
Employee stock option exercises	0.1	—	0.1	0.4
Purchase of treasury stock	(1.5)	(2.4)	(5.0)	(2.7)
Net cash provided by (used in) financing activities	19.8	(5.6)	20.9	(6.7)

Effect of exchange rate changes on cash	0.6	1.1	2.8	(4.2)

Net increase in cash and cash equivalents	126.4	95.6	105.9	52.1

Cash and cash equivalents at beginning of period	262.0	205.7	282.5	249.2

Cash and cash equivalents at end of period	$388.4	$301.3	$388.4	$301.3

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Earnings before interest expense, income taxes and depreciation and amortization (EBITDA) and Adjusted EBITDA(a)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(in millions)		(in millions)

Net income	$71.0	$58.6	$132.1	$111.8
Interest expense	23.4	24.8	47.0	49.9
Income tax expense	20.7	12.9	36.0	22.1
Depreciation and amortization	50.7	50.6	100.5	100.6

EBITDA	$165.8	$146.9	$315.6	$284.4
Less: Investment gain related to the final distribution of the Reserve Yield Plus Fund	(1.0)	—	(1.0)	—
Adjusted EBITDA	$164.8	$146.9	$314.6	$284.4

Net debt(b) to capital

	June 30, 2016	December 31, 2015
	(in millions, except percentages)

Current portion of long-term debt	$3.4	$3.3
Long-term debt, net	1,403.3	1,375.7
Total debt, net	1,406.7	1,379.0
Less: Cash and cash equivalents	388.4	282.5
Net debt at end of period	1,018.3	1,096.5
Stockholders' equity	457.4	301.5
Total invested capital at end of period	$1,475.7	$1,398.0

Net debt to capital(c)	69.0%	78.4%

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Free Cash Flow(d)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(in millions)		(in millions)

Net cash provided by operating activities	$157.3	$147.9	$183.5	$154.3

Less: Purchases of property, plant and equipment, net of proceeds from sale of property, plant and equipment and government grants	(52.3)	(47.8)	(102.3)	(91.3)

Free cash flow	$105.0	$100.1	$81.2	$63.0

Full Year 2016 Outlook

	Adjusted EBITDA Margin
	Low End	High End
	(in millions, except percentages)

Net income	$237	$253
Income tax expense	59	63
Interest expense	95	95
Depreciation & amortization	210	210
Full year 2016 targeted EBITDA	601	621
Less: Investment gain related to the final distribution of the Reserve Yield Plus Fund	(1)	(1)
Full year 2016 targeted Adjusted EBITDA	$600	$620

Full year 2016 targeted sales	4,000	4,000

Full year 2016 targeted Adjusted EBITDA margin	15.0%	15.5%

	Free Cash Flow
	Low End	High End
	(in millions)

Net cash provided by operating activities	$380	$400
Less: Purchases of property, plant and equipment, net of proceeds from sale of property, plant and equipment and government grants	(240)	(240)
Full year 2016 targeted free cash flow	$140	$160

Due to the unpredictability of future events and the impractical nature of estimating the impact of such events, the foregoing forward-looking information does not reflect potential special charges, asset impairments, income tax adjustments, debt refinancing activities or other possible adjustments to EBITDA and free cash flow.

____________________

(a)
We define EBITDA to be earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding the impact of the investment gain related to the final distribution of the Reserve Yield Plus Fund. We believe that EBITDA and Adjusted EBITDA are meaningful measures of performance as they are commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and banking institutions routinely use EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. EBITDA and Adjusted EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA and Adjusted EBITDA differently.

(b)	Net debt is equal to total debt, net less cash and cash equivalents.

(c)
Net debt to capital is equal to net debt divided by the sum of stockholders' equity and net debt. We believe that net debt to capital is a meaningful measure of financial condition as it is commonly utilized by management, investors and creditors to assess relative capital structure risk. Other companies may calculate net debt to capital differently.

(d)
We define free cash flow to be net cash provided by operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment and government grants. We believe free cash flow is a meaningful measure as it is commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Free cash flow is also a key metric used in our calculation of incentive compensation. Other companies may calculate free cash flow differently.